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EXHIBIT 10.65

                        LICENSE AND SUBLICENSE AGREEMENT

         This Agreement is entered into as of August 2, 2000 between Licensor AMBI Inc., a New York corporation ("AMBI"), and Licensee Biosynexus Incorporated, a Delaware corporation ("BIO") (collectively the "parties").

         WHEREAS, AMBI has developed, and has maintained as confidential, certain valuable AMBI PROPRIETARY INFORMATION, hereinafter defined, with respect to the manufacture, use, and sale of NISIN PREPARATIONS, hereinafter defined, and LICENSED PRODUCTS, hereinafter defined; and

         WHEREAS, AMBI is licensed by Aplin & Barrett Limited ("A&B") under, and has maintained as confidential, certain valuable A&B PROPRIETARY INFORMATION, hereinafter defined, relating to the manufacture of NISIN PREPARATIONS; and

         WHEREAS, BIO desires the right to use AMBI PROPRIETARY INFORMATION and A&B PROPRIETARY INFORMATION (collectively, "PROPRIETARY INFORMATION") in (i) the manufacture of NISIN PREPARATIONS for use in LICENSED PRODUCTS, and (ii) the manufacture, use, and sale of the LICENSED PRODUCTS; and

         WHEREAS, AMBI has obtained, or may obtain, patents encompassed by the PATENTED TECHNOLOGY, hereinafter defined, for certain inventions relating to the manufacture, use, and sale of the NISIN PREPARATIONS and the LICENSED PRODUCTS; and

         WHEREAS, BIO desires the right to use the inventions claimed in PATENTED TECHNOLOGY in the manufacture, use, and sale of the NISIN PREPARATIONS and LICENSED PRODUCTS.

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         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1        CERTAIN DEFINITIONS

         1.1 "AFFILIATE' shall mean any corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with a party. Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity.

         1.2 "EXCLUDED PRODUCTS" shall mean all products comprising, incorporating, or relating to NISIN PREPARATIONS for the fields of application that are described by the general classifications listed in Exhibit A-2 attached hereto.

         1.3 "LICENSED PRODUCTS" shall mean the AMBI products listed in Exhibit A-1 attached hereto.

         1.4 "NET SALES" means BIO's and its AFFILIATES, and their direct and indirect sublicensees (the "BIO Group"), gross sales to a non-AFFILIATE third party, less rejections and returns; and customary allowances, credits, and quantity and cash discounts; and distributors', agents', and brokers' fees or commissions; and prepaid freight; and separately invoiced insurance, transportation, and taxes and other governmental charges.

         1.5 "NISIN PREPARATIONS" shall mean any and all raw material forms, variants, or derivatives of nisin.

         1.6 "PATENTED TECHNOLOGY" shall mean AMBI patents and pending patent applications as of the date of this Agreement, and patents which may issue on any such applications, relating to the

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manufacture and use of NISIN PREPARATIONS or the LICENSED PRODUCTS, including any U.S. patents listed in Exhibit C, and their foreign equivalents.

         1.7 "A&B PROPRIETARY INFORMATION" shall mean all secret or confidential business and/or technical information relating to NISIN PREPARATIONS, as listed in Exhibit B1, which have been licensed by A&B to AMBI.

         1.8 "AMBI PROPRIETARY INFORMATION" shall mean all secret or confidential business and/or technical information relating to NISIN PREPARATIONS, or the LICENSED PRODUCTS, as listed in Exhibit B2, but such term excludes A&B PROPRIETARY INFORMATION.

         1.9 "PROPRIETARY INFORMATION" means, collectively, A&B PROPRIETARY INFORMATION and AMBI PROPRIETARY INFORMATION.

         1.10 "A&B TECHNICAL INFORMATION" shall mean technical information other than the PROPRIETARY INFORMATION and the PATENTED TECHNOLOGY within AMBI's control, relating to the manufacture of NISIN PREPARATIONS, which have been licensed by A&B to AMBI.

         1.11 "AMBI TECHNICAL INFORMATION" shall mean technical information other than the PROPRIETARY INFORMATION and the PATENTED TECHNOLOGY within AMBI's control, relating to the manufacture of NISIN PREPARATIONS and LICENSED PRODUCTS, but such term excludes A&B TECHNICAL INFORMATION.

         1.12 "TECHNICAL INFORMATION" means, collectively, A&B TECHNICAL INFORMATION and AMBI TECHNICAL INFORMATION.

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2        SCOPE OF LICENSE GRANT

         2.1 Subject to all the terms and limitations of this Agreement, AMBI grants to BIO the sole and exclusive, perpetual, transferable and sublicensable to the extent set forth in Section 11.3, and world-wide rights and licenses to use AMBI PROPRIETARY INFORMATION, AMBI TECHNICAL INFORMATION and PATENTED TECHNOLOGY for manufacture of NISIN PREPARATIONS for use in the LICENSED PRODUCTS and in developing, manufacturing, having manufactured, using, selling, marketing, or distributing the LICENSED PRODUCTS.

         2.2 (a) Subject to all the terms and limitations of this Agreement, but without limiting in any way the grant of the rights and licenses set forth in
Section 2.1, AMBI grants to BIO the non-exclusive, perpetual, non-transferable sublicense, without the right to sublicense (but with the right to cause AMBI to sublicense as set forth below), to use A&B PROPRIETARY INFORMATION and A&B TECHNICAL INFORMATION, for manufacture of NISIN PREPARATIONS for use in the LICENSED PRODUCTS and in developing, manufacturing, having manufactured, using, selling, marketing, or distributing the LICENSED PRODUCTS. The rights sublicensed hereunder are referred to as the "Sublicensed Rights."

         (b) AMBI agrees upon the request from time to time of BIO or its transferees or sublicensees (a "Requesting Entity") further to sublicense the Sublicensed Rights to any person or entity to whom a Requesting Entity has made a permitted transfer or sublicense under this Agreement.

         2.3 Notwithstanding the foregoing, AMBI and BIO agree that the right to have NISIN PREPARATIONS made by a third party is limited to a third party that
1) is not a person or entity involved in the manufacture of any EXCLUDED PRODUCT for other than A&B or its affiliates, and 2) is otherwise consistent with

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the scope of the license and obligations under this Agreement, and further provided that BIO shall provide notice of each such third party to AMBI at least thirty (30) days prior to the proposed date for entering into an agreement with any such third party, and shall, at AMBI's request, provide a copy of any such third party agreement to AMBI.

         2.5 AMBI and BIO agree that this Agreement does not include the right of BIO to develop, manufacture, have made, use, sell, or distribute the EXCLUDED PRODUCTS, or to sell NISIN PREPARATIONS as such except to AMBI or its designee(s).

3        PAYMENTS

         3.1 Initial License Fee - BIO shall pay to AMBI upon the effective date of this Agreement (the "Effective Date"), an initial license fee of $(***).

         3.2 Continuation License Fee - BIO shall pay to AMBI no later than six
(6) months from the Effective Date, a continuation license fee of $(***).

         3.3 Annual Licensee Fees - An annual license fee of $(***) shall be paid by BIO to AMBI within thirty (30) days of each anniversary of the Effective Date for a period of eighteen (18) years (corresponding to the number of years until U.S. Patent 5,985,823 expires). Royalties paid during the twelve (12) month period prior to each anniversary of this Agreement, are creditable against the annual license fee for that twelve month period.

         3.4 Royalties - BIO shall pay to AMBI royalties on all NET SALES of each LICENSED PRODUCT, that are made at any time from and after the date of commercial launch of such LICENSED

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PRODUCT, and such royalty payments shall continue for such LICENSED PRODUCT for a period of eighteen (18) years from the Effective Date of this Agreement. Royalties are payable on NET SALES during each year beginning from the first day of the month in which the Effective Date falls, at the following rates:

NET SALES up to $25 million                                              (***)%
NET SALES greater than $25 million up to $100 million                    (***)%
NET SALES greater than $100,000 million                                  (***)%

         3.5 BIO shall maintain records of each NET SALE of a LICENSED PRODUCT for not less than seven (7) years after such NET SALE. Such records shall be sufficient to enable royalties payable to AMBI to be determined accurately.

         3.6 BIO agrees to make written reports to AMBI quarterly within thirty
(30) days after the end of each calendar quarter stating by product the quantity of and NET SALES of each LICENSED PRODUCT sold by the BIO Group during such quarter and a calculation of royalty due to AMBI, and shall include with each report payment of the royalty due.

         3.7 Without limiting any of AMBI's rights and remedies for any delay or failure to make royalty payments when due, payments required under this Agreement which are delinquent shall bear a late payment charge of one and one-half percent per month or the maximum lawful rate, whichever is lower.

         3.8 AMBI shall be entitled to audit the BIO Group's records from time to time at AMBI's expense to the extent necessary to verify the reports provided for herein, provided that AMBI may not exercise such audit right more than once in any calendar year, and such audit may only be conducted during normal business hours following fifteen (15) days prior written notice. Such audit is to be made by an independent certified public

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accountant, mutually acceptable to BIO and to AMBI, who shall report to BIO and
AMBI the amount of royalty payable for the period under audit. If the audit shows an overpayment, such overpayment shall be credited to future royalties. If the audit shows an underpayment, BIO shall make payment of such amount to AMBI within thirty (30) days of receiving the audit report. If either party disagrees with the results of the audit, the party that disagrees shall notify the other party within thirty (30) days of receipt of the audit report and the parties shall endeavor in accordance with Section 11 to amicably resolve the dispute within a reasonable period of time. If the parties can not agree to a resolution within ninety (90) days of the receipt of the audit report, the matter shall then proceed to arbitration in accordance with Section 11.5.2.

         3.9 Milestone Payments - The following Milestone Payments are to be made within thirty (30) days after each Milestone Event set forth below. BIO shall pay to AMBI the amount set forth opposite such Milestone Event.

                  Milestone Event                                       Payment

(1)      Filing of first Investigational
         New Drug Application ("IND") or

         equivalent in the U.S. or another country                       $(***)

(2)      Initiation of first clinical trial in
         which efficacy data will be collected                           $(***)

(3)      Submission of first New Drug Application
         ("NDA") or equivalent in U.S. or another
         country                                                         $(***)

(4)      Upon each approval of an NDA or its equivalent
         in the U.S., each European Union country,
         and Japan ("Major Market Country")                              $(***)

(5)      Upon each approval of an NDA or its equivalent in each of the first ten
         (10) countries other than a Major Market Country ("Minor Market
         Country)                                                        $(***)

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         The total payments under (4) and (5) above for NDA or equivalent approvals in Major Market Countries and Minor Market Countries shall not exceed $(***).

         3.10 NISIN PREPARATION INVENTORY - AMBI shall provide one (1) kilogram of nisin to BIO promptly after payment of the Initial Licensee Fee. AMBI shall thereafter sell, upon request of BIO, up to nine (9) kilograms of nisin for $(***) per kilogram.

4        TRANSFER OF PROPRIETARY INFORMATION

         4.1 AMBI shall furnish to BIO, promptly after the effective date of this Agreement, the PROPRIETARY INFORMATION, PATENTED TECHNOLOGY, and TECHNICAL INFORMATION relating to manufacture of NISIN PREPARATIONS.

         4.2 To the extent that the PROPRIETARY INFORMATION is provided in documentary form, including written, graphic, or machine readable form, at least the first page of any such document, or the label attached to any such machine readable form, shall be suitably marked by AMBI to indicate its confidential nature.

         4.3 BIO agrees that, to the extent any document provided by AMBI and marked in accordance with Section 4.2 is copied or otherwise reproduced, in whole or in part, each copy or reproduction will be marked by the BIO Group to indicate its confidential nature.

         4.4 All PROPRIETARY INFORMATION shall remain at all times

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the property of AMBI. All PROPRIETARY INFORMATION shall not be used by the BIO
Group beyond the scope of the licenses granted under this Agreement.

5        IMPROVEMENTS

         5.1 Any inventions, modifications or improvements to, or applications of, the PROPRIETARY INFORMATION or the PATENTED TECHNOLOGY relating to the manufacture, modification or use of NISIN PREPARATIONS and/or their uses in any of the LICENSED PRODUCTS discovered or made by BIO ("BIO Developments") shall be promptly disclosed to AMBI, and shall be owned by AMBI, and shall be deemed exclusively licensed to BIO in accordance with the licenses granted by AMBI to BIO under this Agreement, and otherwise consistent with the scope of the licenses and obligations under this Agreement. For the avoidance of doubt, AMBI at any time use BIO Developments in developing, manufacturing, having manufactured, using, selling, marketing or distributing products for which BIO does not then have exclusive rights hereunder, e.g., NISIN PREPARATIONS and the EXCLUDED PRODUCTS.

6        CONFIDENTIALITY

         6.1 BIO recognizes that PROPRIETARY INFORMATION is critical to the business of AMBI and that AMBI would not enter into this Agreement without assurance that such PROPRIETARY INFORMATION and the value thereof will be protected as provided in this Section 6 and elsewhere in this Agreement. Accordingly, BIO agrees and shall obtain from the BIO Group agreement, as follows:

         6.2 The BIO Group shall hold PROPRIETARY INFORMATION in confidence and to take all precautions with respect thereto.

         6.3 BIO shall not divulge, release, disseminate, or

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otherwise disclose any PROPRIETARY INFORMATION, or any information derived therefrom, to any third party, except as permitted under and in accordance with
Section 2.

         6.4 Notwithstanding the foregoing, the preceding covenants shall not apply to any PROPRIETARY INFORMATION which the BIO Group can establish:

                  6.4.1 Is in or (through no improper action or inaction by the BIO, its agents or employees) enters the public domain;

                  6.4.2 Was rightfully in BIO's possession or known by it prior to receipt from AMBI, as evidenced by documentation in BIO's possession, which documentation is provided to AMBI within thirty (30) days of BIO's receipt of PROPRIETARY INFORMATION;

                  6.4.3 Was rightfully disclosed to BIO, without restriction, by a third party whose direct or indirect source is not AMBI; or

                  6.4.4 Was independently developed by BIO without access to or use of any PROPRIETARY INFORMATION.

         6.5 Immediately upon termination of BIO's license under Sections 9.2,
9.3 or 9.4, BIO shall, at AMBI's option, turn over to AMBI, or arrange for turn over by the BIO Group to AMBI, or arrange for destruction of, all documents or media containing any PROPRIETARY INFORMATION and any and all copies or extracts thereof and BIO and the BIO Group will make no further use of any kind of any of the PROPRIETARY INFORMATION.

         6.6 BIO acknowledges and agrees that due to the unique nature of AMBI's

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PROPRIETARY INFORMATION, there can be no

adequate remedy at law for any breach
of its obligations hereunder, that any such breach may result in irreparable harm to AMBI and therefore, that upon any such breach or any threat thereof, AMBI shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law.

         6.7 AMBI acknowledges and agrees that BIO may be required in the course of soliciting financing, establishing joint ventures and strategic alliances, sublicensing AMBI's PROPRIETARY INFORMATION, AMBI's TECHNICAL INFORMATION or PATENTED TECHNOLOGY, or otherwise entering into agreements to manufacture, use, sell, market, or distribute the LICENSED PRODUCTS to disclose all or a part of AMBI's PROPRIETARY INFORMATION. In connection with any such disclosure, BIO shall limit the disclosure of any of AMBI's PROPRIETARY INFORMATION to parties who in BIO's reasonable judgment have a need to know such AMBI PROPRIETARY INFORMATION for purposes of this Agreement, and who are, with respect to such AMBI PROPRIETARY INFORMATION, bound in writing by confidentiality terms no less restrictive than those contained herein, and agree to limit the use of the AMBI PROPRIETARY INFORMATION and AMBI TECHNICAL INFORMATION solely to determining whether to enter into a business relationship with BIO. BIO shall provide copies of such written agreements to AMBI upon request; provided, however, that such copies shall themselves be deemed AMBI PROPRIETARY INFORMATION.

7        PATENT PROSECUTION AND MAINTENANCE

         7.1 AMBI shall continue prosecution of pending patent applications and shall maintain the PATENTED TECHNOLOGY. During the term of this Agreement, any decision to discontinue prosecution of a pending patent application or to discontinue maintenance of the PATENTED TECHNOLOGY shall require the agreement of BIO. BIO shall pay for all of AMBI's reasonable out of pocket expenses for the prosecution and maintenance of the

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PATENTED TECHNOLOGY, i.e., all patents and patent applications relating to NISIN or its manufacture or use ("Patent Payments"). Payments to outside counsel with respect to patent prosecution within the U.S. Patent and Trademark Office and foreign patent offices, and payments of maintenance fees, and payments for activities undertaken at BIO's request or with BIO's concurrence are deemed reasonable. AMBI shall have the right to make the Patent Payments and to bill
BIO (without markup) for the Patent Payments, and BIO shall pay the amounts for Patent Payments to AMBI within thirty (30) days of AMBI's invoice for the Patent Payments.

8        BIO AFFILIATIONS

         8.1 BIO shall pay to AMBI promptly upon receipt, and in kind, the Applicable Percentage of all Non-Royalty Consideration which BIO receives at any time prior to the fourth anniversary of the Effective Date in respect of a Triggering Transaction.

         8.2 Certain Definitions.

                  8.2.1 The term "Triggering Transaction" means a transaction in which any third party (a "Transaction Payor") pays consideration to BIO principally for NISIN PREPARATIONS or LICENSED PRODUCTS or any license granted hereunder by AMBI to BIO, but only if, after giving effect to such transaction, BIO owns 50% or less of the ownership and profit sharing interest in the license granted hereunder by AMBI to BIO or in all NET SALES made from time to time by the Transaction Payor or its AFFILIATES.

                  8.2.2 "Non-Royalty Consideration" means any cash or stock or other asset or property which BIO at any time receives directly or indirectly from any Transaction Payor, other than running royalties based on Net Sales. Without

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limiting the generality of the foregoing, Non-Royalty Consideration includes:

                  (i) amounts paid by a Payor for any assets, capital stock or debt or other interest or securities in or of BIO or as consideration for the contribution by BIO of certain assets to a joint venture with the Payor or AFFILIATES of the Payor;

                  (ii) off-balance sheet financings; (iii) research payments and reimbursements; (iv) license fees; and (v) option fees and option exercise payments.

                  8.2.3 "Applicable Percentage" means 25% for Non-Royalty Consideration received by BIO during the first year after the Effective Date; 20% of such amounts received in the second year after the Effective Date; 15% of such amounts received in the third year after the Effective Date; and 10% of such amounts received in the fourth year after the Effective Date.

         8.3 From and after any Triggering Transaction, should a Transaction Payor or its AFFILIATES be obligated (whether as a sublicensee or otherwise) to pay royalties to AMBI in respect of NET SALES made by the Transaction Payor or its AFFILIATES, such royalties shall be paid to AMBI at the rate provided in
Section 3.3, except that for any Triggering Transaction entered into prior to the third anniversary of the Effective Date, such royalties shall be paid to AMBI at the rate provided in Section 3.3 plus 1%.

         8.4 Until the fourth anniversary of the Effective Date, BIO shall give to AMBI not less than 30 days' prior notice before BIO enters into or agrees to enter into any Triggering Transaction. BIO shall also forthwith provide to AMBI accurate copies of all

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agreements, instruments and documents from time to time signed by BIO in respect of any Triggering Transaction, and a detailed report of any Non-Royalty Consideration paid or payable in respect thereof.

9        TERM AND TERMINATION

         9.1 This Agreement will remain in effect for a period of eighteen (18) years from the Effective Date, unless terminated earlier pursuant to Sections 9.2, 9.3 or 9.4.

         9.2 BIO may terminate this Agreement at any time upon one hundred eighty (180) days prior written notice.

         9.3 If a party breaches a material provision of this Agreement, then in addition to such other rights and remedies as may be available to the aggrieved party, the aggrieved party may terminate this Agreement upon sixty (60) days prior written notice unless the breach is cured within such period or, if the breach cannot reasonably be so cured, diligent efforts to effect such cure are commenced during that period and are continued in a diligent manner until the cure is completed, which shall be within a reasonable time.

         9.4 If BIO does not make Reasonable Efforts (as defined below") to develop and commercialize a LICENSED PRODUCT in a Major Market Country, all licenses and rights with respect to such LICENSED PRODUCTS shall terminate and revert to AMBI. Reasonable Efforts shall include (i) appropriate pre-clinical and clinical testing; and (ii) regulatory submission upon satisfactory completion of clinical testing. Failure to engage in any of these activities in a meaningful way for a continuous period of six months shall be evidence of lack of reasonable effort.

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         9.5 In the event of any termination of this Agreement under Sections
9.2, 9.3, or 9.4, the rights and licenses granted BIO under this Agreement shall terminate and BIO shall have no further obligations to AMBI associated with NISIN PREPARATIONS or LICENSED PRODUCTS, except (1) for BIO's obligations under
Section 6, as well as obligations imposed by BIO on a third party, to maintain the confidentiality of PROPRIETARY INFORMATION and TECHNICAL INFORMATION shall survive such termination,(2) for payments of amounts owed as of termination, and
(3) for return of PROPRIETARY INFORMATION and TECHNICAL INFORMATION. All rights relating to PROPRIETARY INFORMATION, TECHNICAL INFORMATION, and PATENTED TECHNOLOGY shall revert to AMBI, and AMBI shall have the right to use BIO Developments for any and all purposes. In addition, BIO shall upon termination of the license after six (6) months from the Effective Date for any reason other than expiration or a material breach of the Agreement by AMBI, pay to AMBI a one-time termination fee of $(***) regardless of whether there are three (3) years left on the original term of the license, BIO will make payments to AMBI regarding any royalty obligations incurred but not yet paid, and BIO will be obligated to make any payments due to AMBI as the result of an Affiliation entered into prior to the termination of the license and owing as of the date thereof; provided, however, that other than described in this paragraph BIO shall have no ongoing payment obligations to AMBI after the termination (for any reason) of the license agreement.

         9.6 In the event of a termination of this Agreement, AMBI shall retain all payments made prior to the date of termination and all payments to be made after termination.

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10       REPRESENTATIONS AND WARRANTIES

         10.1 AMBI represents and warrants that it has full power, authority and legal right to enter into and perform this Agreement and to grant to BIO the rights and licenses set forth herein; that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part; and that the execution, delivery and performance of this Agreement do not contravene any law, governmental rule, regulation or order binding on AMBI or contravene its charter or by-laws or any material indenture, mortgage or contract or other agreement to which it is a party or by which it is bound and which could reasonably be expected to have a material adverse effect on the ability of AMBI to fulfill its obligations under the Agreement.

         10.2 BIO represents and warrants that it has full power, authority and legal right to enter into and perform this Agreement; that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part; and that the execution, delivery and performance of this Agreement do not contravene any law, governmental rule, regulation or order binding on BIO or contravene its charter or by-laws or any material indenture, mortgage or contract or other agreement to which it is a party or by which it is bound and which could reasonably be expected to have a material adverse effect on the ability of BIO to fulfill its obligations under the Agreement.

         10.3 AMBI represents and warrants that AMBI owns or has the right to license or sublicense, as applicable, the PROPRIETARY INFORMATION and PATENTED TECHNOLOGY to BIO to the extent set forth in this License Agreement.

         10.4 WARRANTY DISCLAIMER - EXCEPT AS OTHERWISE SET FORTH

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HEREIN, AMBI MAKES NO WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES,
RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11       MISCELLANEOUS

         11.1  Infringement Issues; Indemnification

                  11.1.1 Intellectual Property Indemnity.

                           11.1.1.1  AMBI agrees, at its own expense, to defend
or, at its option, to settle, any claim or action brought against BIO to the extent it is based on a claim that BIO's use of the LICENSED PRODUCTS (which term for all purposes of this Section 11.1 does not include any product which either (A) is not claimed in an issued patent referred to in Section 1.7 or (B) if claimed in an issued patent referred to in Section 1.7, is combined with or uses products, processes or materials which are not the subject matter of any such claim) or PATENTED TECHNOLOGY (which term for all purposes of this Section
11.1 does not include any PATENTED TECHNOLOGY (as defined in Section 1.7) which relates to the manufacture or use of any product other than LICENSED PRODUCTS as defined for the purposes of this Section 11.1) in accordance with the scope of this Agreement infringes or violates any United States patent, United States copyright, trademark, trade secret or other intellectual property right of a third party, and will indemnify and hold BIO harmless from and against any damages, costs and fees of any kind whatsoever incurred (including reasonable attorneys' fees) that are attributable to such claim or action. BIO agrees that AMBI shall have the foregoing obligation only if BIO provides AMBI with: (i) prompt written notification of the claim or action; (ii) sole control and authority over the defense or settlement thereof (and will consult with BIO with respect thereto to the extent

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reasonably practicable); and (iii) all available information, assistance and authority to settle and/or defend any such claim or action (all at AMBI's sole cost and expense). BIO shall have the right, at its expense, to participate in any such claim through counsel of its choice.

                           11.1.1.2  If any LICENSED PRODUCTS or PATENTED
TECHNOLOGY becomes, or in the opinion of AMBI is likely to become, the subject of an infringement claim or action, AMBI may procure, at no cost to BIO, the right to continue using the LICENSED PRODUCTS or PATENTED TECHNOLOGY. If BIO is enjoined, by order of a court or other governmental body, from using the LICENSED PRODUCTS or PATENTED TECHNOLOGY as contemplated by this Agreement as a result of an infringement claim or action, then AMBI may, at its sole option:
(i) procure, at no cost to BIO, the right to continue using the LICENSED PRODUCTS or PATENTED TECHNOLOGY; (ii) replace or modify the LICENSED PRODUCTS or PATENTED TECHNOLOGY to render it noninfringing, provided there is no material loss of utility; or (iii) if, in AMBI's reasonable opinion, neither (i) nor (ii) are commercially feasible terminate the license and refund the amounts BIO paid for such LICENSED PRODUCTS or PATENTED TECHNOLOGY. Except as provided in Section 11.1.1.1, the foregoing provisions of this Section 11.1.1.2 state AMBI's sole obligation and BIO's exclusive remedy in the event of any such claim.

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                           11.1.1.3  AMBI will have no liability under this
Section 11.1.1 or the limited warranty provided for in Section 10.3, for any claim or action where: (i) such claim or action would have been avoided but for modifications of the LICENSED PRODUCTS or PATENTED TECHNOLOGY, or portions thereof, made by any party other than AMBI (or any third party retained by AMBI) after delivery to BIO; (ii) such claim or action would have been avoided but for the combination or use of the LICENSED PRODUCTS or PATENTED TECHNOLOGY, or portions thereof, with other products, processes or materials; (iii) after BIO is enjoined from using the LICENSED PRODUCTS or PATENTED TECHNOLOGY, BIO continues allegedly infringing activities after being notified thereof (provided that BIO shall also indemnify AMBI against liabilities incurred by AMBI as a result of BIO continuing to engage in allegedly infringing activities after being notified thereof, but prior to being enjoined from using the LICENSED PRODUCTS or PATENTED TECHNOLOGY); (iv) BIO continues allegedly infringing activities after being informed of modifications that would have avoided the alleged infringement, provided that there is not material loss of functionality; or(v) BIO's use of the LICENSED PRODUCTS or PATENTED TECHNOLOGY is not strictly in accordance with the terms of this Agreement. BIO agrees to indemnify and hold AMBI harmless from and against all losses, damages and expenses, including reasonable attorney's fees, in connection with any claims brought against AMBI and its officers, employees, agents or subcontractors arising as a result of any of the conditions described in clauses (i) through (v) above. AMBI agrees that BIO shall be released from the foregoing obligation unless AMBI provides BIO with: (i) prompt written notification of the claim or action; (ii) sole control and authority over the defense or settlement thereof; and (iii) all available information, assistance and authority to settle and/or defend any such claim or action.

         11.2 General Indemnity - Each party shall indemnify the other and hold the other harmless for and against any and all loss, damage, costs or expenses (including legal costs and expenses) incurred by the other party by reason of any breach of any provision of this Agreement.

         11.3 Independent Contractors - The parties are independent contractors and not partners, joint venturers or otherwise affiliated and neither has any right or authority to bind the other in any way.

         11.4 Assignment - AMBI may assign or transfer its rights and obligations under this Agreement. BIO may assign or transfer its rights and obligations under this Agreement to 1) BIO's AFFILIATES, or 2) to successors to BIO's business interests by the sale or merger of substantially all of BIO's assets relating to the LICENSED PRODUCTS, and BIO may sublicense its rights under Section 2.1 and may disclose PROPRIETARY INFORMATION and TECHNICAL INFORMATION (but may not sublicense its rights under Section 2.2), provided that the assignee or transferee or successor or sublicensee or disclosee 1) is not a person or entity involved in the manufacture of any EXCLUDED PRODUCTS for other than A&B, and 2) is not a person or entity manufacturing any NISIN PREPARATIONS for sale or delivery other than to, or on behalf of, BIO, A&B or AMBI, and 3) assumes the obligations of assignor by instrument reasonably satisfactory to AMBI. In any event, any such assignment, transfer, sublicense or disclosure is permitted hereunder only if it is consistent with the scope of the license and obligations under this Agreement, and BIO provides notice of each such third party to AMBI no later than 30 days prior to entering into an agreement with any such third party, and, at AMBI's request, provides a copy of any such third party agreement to AMBI. No assignment, transfer, sublicense or disclosure shall relieve the assignor, transferor, sublicensor or disclosor of any obligation under this Agreement.

         11.5 Amendment and Waiver - Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties.

         11.5  Resolution of Disputes

                  11.5.1 Negotiation Between Executives - The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof, by negotiations between Chief Executive Officers or their designees who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of such notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to meet within 20 days, either party may initiate arbitration of the controversy or claim as provided hereinafter.

                  If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

                  11.5.2 Arbitration - If a dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof, has not been resolved by negotiation as provided herein, it shall be settled by arbitration in accordance with the Center for Public Resources Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes. The arbitration shall take place in New York City, New York, shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

         11.6 Governing Law and Legal Actions - This Agreement shall be governed by and construed under the domestic laws of the State of New York.

         11.7 Jurisdiction and Venue - The parties agree not to contest personal jurisdiction and further agree that any action initiated relating to this Agreement shall be filed in the United States District Court for the Southern District of New York.

         11.8 Headings - Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

         11.9 Notices - Notice under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service, or mailed by certified or registered mail, return receipt requested to a party at its addresses set forth in the signature block below or as amended by notice pursuant to this subsection.

         11.10 Entire Agreement - This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom.

         11.11 Severability - If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         11.12 Other Uses - The development of NISIN in a probiotic is a cooperative venture of AMBI and BIO.

SIGNATURE PAGE FOLLOWS

                           LICENSOR:

                           AMBI INC.


                           By _________/s/ Benjamin Sporn
                                      Benjamin Sporn
                           Title:     Senior Vice President

                           Address:   AMBI Inc.
                                      4 Manhattanville Road
                                      Purchase, NY 10577
                                      U.S.A.
                                      Attn: Benjamin Sporn, Esq.

                           With Copy: Oscar D. Folger, Esq.
                                      Law Offices of Oscar D. Folger
                                      521 Fifth Avenue
                                      New York, NY 10175


                           LICENSEE:

                           BIOSYNEXUS INCORPORATED


                           By: _______/s/ Gerald D. Fischer
                                      Gerald D. Fischer, MD
                           Title:     President & Chief Executive Officer

                           Address:   Biosynexus Incorporated
                                      9610 Medical Center Drive - Suite 100
                                      Rockville, MD 20850 U.S.A.
                                      Attn: Gerald D. Fischer, MD

                           With Copy: Gerald Farano, Esq.
                                      Winston & Strawn
                                      1400 L. Street, NW
                                      Washington, DC 20005

                                   EXHIBIT A-1

                                LICENSED PRODUCTS

"Pharmaceutical Products for Human Use" which means NISIN PREPARATIONS formulated for use in the diagnosis, cure, mitigation, treatment, or prevention of diseases in humans.

                                   EXHIBIT A-2

                                EXCLUDED PRODUCTS

All products that are not LICENSED PRODUCTS under this Agreement.

All products incorporating NISIN PREPARATIONS that are not LICENSED PRODUCTS under this Agreement, including but no limited to:

NISIN PREPARATIONS in any form for use with animals;

"Skin Sanitizers" which means topical application of NISIN PREPARATIONS on human skin to cleanse the skin, and not as a prescription or OTC drug for a specific indication.

"Environmental Sanitizers" which means application of NISIN PREPARATIONS on hard surfaces, and not for application on, in, or with food or for food preservation.

Food Additives for food preservation;


Food Preservatives;


Food Preservation Methods;

NISIN PREPARATIONS in combination with lysostaphin, unless lysostaphin is licensed to BIO.

NISIN PREPARATIONS for treating diseases of the colon and for treating hospital-acquired infections in the following countries: Japan; North Korea; South Korea; and all other countries in Asia (excluding Israel and Russia as of March 18, 1996);

NISIN PREPARATIONS for use with probiotics; and

NISIN PREPARATIONS for incorporation into EXCLUDED PRODUCTS.

                                   EXHIBIT B1

                           A&B PROPRIETARY INFORMATION

                               Number Description
1                  Analysis of NISIN PREPARATIONS by agar plate diffusion assay

2                  Yield improvement by subculture in presence of NISIN
                   PREPARATIONS

3                  Skim milk based media

4                  Skim milk/whey powder based media (AM2)

5                  Whey powder media (AM4)

6                  Yeast extract/lactose media

7                  Use of soya and cotton seed meal in nisin production media

8                  Use of proteases for hydrolyses of casein and whey protein

9                  Stimulatory effect of divalent cations

10                 Optimum fermentation temperatures

11                 Optimum fermentation pH

12                 Fermentation production kinetics

13 Reagents for control of fermentation pH (sodium hydroxide, calcium hydroxide, and ammonium hydroxide)

14                 Reagents for control of fermentation pH (calcium carbonate)

15                 Effect of endogenous NISIN on yield

16 Extraction of nisin from whole cells by use of inorganic acids

17 Extraction of NISIN PREPARATIONS from whole culture by direct adsorption on ion exchange/hydrophobic adsorbents

18 Purification of NISIN PREPARATIONS by adsorption on hydrophobic interaction chromatography (HIC) media

19 Purification of NISIN PREPARATIONS by precipitation with organic solvents

20                 Use of freeze drying in production of NISIN PREPARATIONS

21                 Use of spray drying in production of NISIN PREPARATIONS

22                 Bulk stability of NISIN PREPARATIONS

23                 Chemical and spectroscopic analysis of NISIN PREPARATIONS

24 Microbiological activity of NISIN PREPARATIONS on food spoilage organisms

25 Microbiological activity of NISIN PREPARATIONS on common organisms

26                 Nisin GN Production Process (OP.9.PROD 5) - see attached
                   Process Outline

                                   EXHIBIT B2

                          AMBI PROPRIETARY INFORMATION

     Number                                                 Description

1                  Analysis of NISIN PREPARATIONS by HPLC (C8 method)

2                  Analysis of NISIN PREPARATIONS by HPLC (C18 method)

3 Analysis of NISIN PREPARATIONS by Resazurin based microtitre plate assay

4                  Analysis of NISIN PREPARATIONS by capillary electrophoresis

5                  Synthesis, purification, and characterization of NISIN
                   PREPARATIONS

6                  Analysis of NISIN PREPARATIONS by agar microplate diffusion

7                  Ion-exchange HPLC

8                  SDS-PAGE

9                  Validation of strains by pulsed-field gel electrophoresis

10                 Analysis of strains by DNA sequencing

11                 Strains expressing nisin variants

12                 Yield improvement by recombinant mechanisms

13                 Genetic analysis of immunity and production

14                 Use of cysteine/methionine as stabilising agent

15 Recovery of NISIN PREPARATIONS from clarified extracts by precipitation with sodium chloride/ammonium sulfate

16                 Recovery of NISIN PREPARATIONS from washed whole cells

17 Purification of NISIN PREPARATIONS by adsorption on ion exchange media

18 Purification of NISIN PREPARATIONS by reverse phase chromatography

19                 Solution stability of NISIN PREPARATIONS

20                 Solubility of NISIN PREPARATIONS

21                 Detection of degradation (LC/MS) of NISIN PREPARATIONS

22 Microbiological activity of NISIN PREPARATIONS on pathogenic organisms

23 Recovery and purification of NISIN at production scale using a simplified salt precipitation process

                                     PATENTS

Exhibit C

                                   Description

U.S. Patent No. 4,980,163 - Novel Bacteriocin Compositions For Use As Enhanced Broad Range Bactericides And Methods Of Preventing And Treating Microbial Infection

U.S. Patent No. 5,135,910 - Nisin Compositions For Use As Enhanced, Broad Range Bactericides

U.S. Patent No. 5,217,950 - Nisin Compositions For Use As Enhanced, Broad Range Bactericides

U.S. Patent No. 5,218,101 - Leader Sequence Inducing a Post-Translational Modification of Polypeptides in Bacteria and Gene Therfor

U.S. Patent No. 5,260,271 - Nisin Compositions For Use As Enhanced, Broad Range Bactericides

U. S. Patent No. 5,304,540 - Pharmaceutical Bacteriocin Compositions And Methods For Using The Same

U. S. Patent No. 5,334,582 - Pharmaceutical Bacteriocin Compositions And Methods For Using The Same

U. S. Patent No. 5,559,096 - Pharmaceutical Compositions Against Gastric
Disorders

U.S. Patent No. 5,691,301 - Nisin Compositions For Use As Enhanced, Broad Range Bactericides

U. S. Patent No. 5,763,395 - Stabilized Bacteriocin Compositions

U.S. Patent No. 5,753,614 - Nisin Compositions For Use As Enhanced, Broad Range Bactericides

U.S. Patent No. 5,762,948. - "Moist Bacteriocin Disinfective Wipes and Method of Using the Same

U.S. Patent No. 5,804,549 - Compositions With Activity Against Helicobacter

U.S. Patent No. 5,833,958 - Dentifrice Compositions

U.S. Patent No. 5,861,275 - Lantibiotic Mutants And Chimeras Of Enhanced Stability And Activity, Leader Sequences Therefor, Genes Encoding The Same, And Methods Of Producing And Using The Same

U.S. Patent No. 5,866,539 - Method For The Control Of Antibiotic-Resistant Gram Positive Bacteria And Treatment Of Infection

U.S. Patent No. 5,958,873 - Oral Formulation For Treatment Of Bacteria-Induced Diseases Of The Colon

U.S. Patent No. 5,885,811 - Leader Sequences Inducing A Post-Translational Modification Of Polypeptides In Bacteria Gene Therefor And Subtilin Variant Of Enhanced Stability And Activity

U.S. Patent No. 5,910,479 - Method For The Treatment Of Streptococcus Pneumoniae Infection

U.S. Patent No. 5,985,823 - Method For The Treatment Of Diarrheal Disease And For Eliminating Particular Bacterial Populations From The Colon

Foreign equivalents of the above-identified United States Patents